                           SHARE PURCHASE AGREEMENT



                                     AMONG


                              SONIC FOUNDRY, INC.


                                      AND


                     CHARLES FERKRANUS, MICHAEL FERKRANUS,
               1096159 ONTARIO LIMITED, 1402083 ONTARIO LIMITED,
                         DAN McLELLAN, CURTIS STAPLES,
                        BANK OF MONTREAL CAPITAL CORP.,
                                  ROYNAT INC.,
                      AND DGC ENTERTAINMENT VENTURES CORP.


                                  June 1, 2000
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TABLE OF CONTENTS
1.   Definitions
2.   Purchase and Sale of Target Shares
     a)  Basic Transaction
     b)  Purchase Price
     c)  The Closing
     d)  Deliveries at the Closing
     e)  Preparation of Closing Date Balance Sheet
3.   Representations and Warranties Concerning the Transaction
     a)  Representations and Warranties of the Sellers
     b)  Representations and Warranties of the Buyer and Sonic Foundry
4.   Representations and Warranties Concerning the Target Magnetiscope and IISC
     a)  Organization, Qualification, and Corporate Power
     b)  Capitalization
     c)  Noncontravention
     d)  Brokers' Fees
     e)  Title to Assets
     f)  Subsidiaries
     g)  Financial Statements
     h)  Events Subsequent to Most Recent Fiscal Year End
     i)  Undisclosed Liabilities
     j)  Legal Compliance
     k)  Tax Matters
     l)  Real Property
     m)  Intellectual Property
     n)  Tangible Assets
     o)  Contracts
     p)  Notes and Accounts Receivable
     q)  Powers of Attorney
     r)  Insurance
     s)  Litigation
     t)  Employees
     u)  Employee Benefits
     v)  Guaranties
     w)  Environment, Health, and Safety
     x)  Customers
     y)  Certain Business Relationships with the Target and Its Subsidiaries
     z)  Competition Act
     aa)  Acquired Person
     bb)  Magnetiscope

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     cc)  Disclosure
5.   Pre-Closing Covenants
     a)  General
     b)  Notices and Consents
     c)  Operation of Business
     d)  Preservation of Business
     e)  Full Access
     f)  Notice of Developments
     g)  Exclusivity
     h)  Ontario and British Columbia Securities Act Exemption Orders
6.   Post-Closing Covenants
     a)  General
     b)  Litigation Support
     c)  Transition
     d)  Confidentiality
     e)  Covenant Not to Compete
     f)  Buyer Notes
     g)  SOFO Special Stock
     h)  Buyer Non-Voting Exchangeable Shares
     i)  Sale of SOFO Common Shares by Restricted Holders
     j)  Registration of Sonic Foundry Shares
     k)  Proposed Income Tax Act (Canada) Amendments
     7.  Conditions to Obligation to Close
     a)  Conditions to Obligation of the Buyer
     b)  Conditions to Obligation of the Sellers
8.   Remedies for Breaches of This Agreement
     a)  Survival of Representations and Warranties
     b)  Limitation on Warranty Claims
     c)  Indemnification Provisions for Benefit of the Buyer
     d)  Indemnification Provisions for Benefit of the Sellers
     e)  Matters Involving Third Parties
     f)  Determination of Adverse Consequences
     g)  Recoupment Under Buyer Notes
     h)  Other Indemnification Provisions
9.   Tax Matters
     a)  Canada Tax Election
     b)  Tax Returns
     c)  Cooperation on Tax Matters
     d)  Certain Taxes
10.  Termination

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     a)  Termination of Agreement
     b)  Effect of Termination
11.  Miscellaneous
     a)  Nature of Certain Obligations
     b)  Press Releases and Public Announcements
     c)  No Third-Party Beneficiaries
     d)  Entire Agreement
     e)  Succession and Assignment
     f)  Counterparts
     g)  Headings
     h)  Notices
     i)  Governing Law
     j)  Amendments and Waivers
     k)  Severability
     l)  Expenses
     m)  Construction
     n)  Incorporation of Exhibits, Annexes, and Schedules
     o)  Gender and Number
     p)  Calculation of Time
     q)  Performance on Non-Business Days
     r)  Time of Essence

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Exhibit A - Form of Buyer Note
Exhibit B - Magnetiscope Option Agreements
Exhibit C - Form of Stock Registration Rights Agreement
Exhibit D - Buyer Non-Voting Exchangeable Share Option Agreement
Exhibit E - Historical Financial Statements
Exhibit F - May 31, 1999 Magnetiscope Financial Statements
Annex I - Exceptions to the Seller's Representations and Warranties Concerning the Transaction
Annex II - Exceptions to the Buyer's Representations and Warranties Concerning the Transaction
Disclosure Schedule - Exceptions to Representations and Warranties Concerning the Target and Its Subsidiaries

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

                            SHARE PURCHASE AGREEMENT


     THIS SHARE PURCHASE AGREEMENT (the "Agreement") entered into as of June 1, 2000, by and among Sonic Foundry, Inc., a Maryland corporation ("Sonic Foundry") and Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, a corporation incorporated under the laws of Ontario, 1402083 Ontario Limited, a corporation incorporated under the laws of Ontario, Dan McLellan and Curtis Staples (collectively the "Active Sellers") and Bank of Montreal Capital Corp., a corporation incorporated under the federal laws of Canada, RoyNat Inc., a corporation incorporated under the federal laws of Canada, and DGC Entertainment Ventures Corp., a corporation incorporated under the federal laws of Canada (collectively, the "Non-Active Sellers"). (The Active Sellers and Non-Active Sellers are collectively sometimes referred to as the "Sellers" and the Buyer (as hereinafter defined), Sonic Foundry and the Sellers are referred to collectively herein as the "Parties").

     WHEREAS:

     A. The Active Sellers own all of the outstanding share capital and unexercised options to acquire shares of Magnetiscope Inc., a corporation incorporated under the laws of Ontario ("Magnetiscope") and Magnetiscope together with the Non-Active Sellers own all of the outstanding share capital of International Image Services Inc., a corporation incorporated under the laws of the Province of Ontario (the "Target").

     B. Sonic Foundry will incorporate a wholly-owned subsidiary under the laws of the Province of Ontario or the Province of Nova Scotia (the "Buyer");

     C.   This Agreement contemplates a transaction in which:

          (i) the Buyer and/or Sonic Foundry will purchase from the Non-Active Sellers and the Non-Active Sellers will sell to the Buyer and/or Sonic Foundry, all of the outstanding share capital of the Target not owned by Magnetiscope;

          (ii) the Buyer will purchase from the Active Sellers and the Active Sellers will sell to the Buyer, all of the outstanding share capital of Magnetiscope;

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          (iii) Dan McLellan and Curtis Staples will surrender their unexercised options to purchase shares of Magnetiscope in exchange for the Buyer Non-Voting Exchangeable Share Options; and

          (iv) the Buyer and/or Sonic Foundry will pay for the above Target Shares in cash, Buyer Notes, SOFO Common Shares, Buyer Non-Voting Exchangeable Shares and the Buyer Non-Voting Exchangeable Share Options.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1.   Definitions.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Acquired Person" has the meaning set forth in the Hart-Scott-Rodino Act.

     "Acquisition Proposal" means any inquiry, proposal or offer from any person or entity (other than Buyer) relating to any (i) direct or indirect acquisition or purchase of the business of Target or IISC, if IISC's business constitutes 10% or more of the consolidated net revenues, net income or assets of Target and IISC, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities of Target or IISC, if IISC's business constitutes 10% or more of the consolidated net revenues, net income or assets of Target and IISC, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class or series of capital stock or share capital of Target or IISC, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or IISC if IISC's business constitutes 10% or more of the consolidated net revenues, net income or assets of Target and IISC.

     "Active Sellers" has the meaning set forth in the preface above.

     "Actual Value" has the meaning set forth in (S)2(e) below.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504(a).

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     "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Bank One, N.A., plus 6% per annum.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Business Day" means any day, other than a Saturday, Sunday or day on which the Buyer or Sonic Foundry is not open for business during its regular business hours in either Canada or the United States.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Note" has the meaning set forth in (S)2(b) below.

     "Buyer Non-Voting Exchangeable Shares" means non-voting exchangeable shares of the Buyer having rights, privileges, terms and conditions which are mutually acceptable to Sonic Foundry, the Buyer and the Active Sellers.

     "Buyer Non-Voting Exchangeable Share Options" has the meaning set forth in
(S)2(d) below.

     "Buyer Non-Voting Exchangeable Share Option Agreement" means an agreement, substantially in the form of the agreement annexed hereto as Exhibit "D".

     "Canadian Plan" means every pension, profit sharing, retirement, supplemental retirement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, health or other medical, life, disability or other insurance, supplemental unemployment benefit and each other employee benefit plan, program, agreement or arrangement, whether written or unwritten, formal or informal, maintained or contributed to or required to be contributed to by the Target or by any other person for the benefit of any current or former Employees of the Target or their dependents or beneficiaries, as well as the compensation practices and policies applicable to Employees of the Target, including practices and policies regarding vacations, sick leave, leaves of absence and all prerequisites of employment, other than employee benefit programs mandated by law.

     "CDN$" means the lawful currency of Canada.

     "Change of Control" means a transaction or series of related transactions in which the ownership of or right to vote, whether directly or indirectly of more than fifty percent (50%) of the voting shares of a corporation are transferred from one Person or group of Persons to another Person or group of Persons.

     "Closing" has the meaning set forth in (S)2(c) below.

     "Closing Date" has the meaning set forth in (S)2(c) below.

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

     "Collective Agreement" means any agreement, contract, commitment or arrangement, either directly or by operation of law, with any Union, and includes all letters of understanding, letters of intent, side bar letters or other written communications between the Target or IISC and any Union which imposes any obligations on the Target or IISC, or sets out any understanding with respect to the interpretation of the provisions of such documents.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Competition Act (Canada)" means the Competition Act (Canada), R.S.C. 1985, Chap.C-34, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the Target and IISC that is not already generally available to the public.

     "Controlled Group of Corporations" has the meaning set forth in Code
(S)1563.

     "Disclosure Schedule" has the meaning set forth in (S)4 below.

     "Debenture" means the debenture issued by the Target to the Non-Active Sellers as of October 15, 1996 in the original principal amount of CDN $2,500,000.

     "Draft Effective Date Balance Sheet" has the meaning set forth in (S)2(e) below.

     "Effective Date" means June 1, 2000.

     "Effective Date Balance Sheet" has the meaning set forth in (S)2(e) below.

     "Employee" means any active or inactive person or individual, including any officer or director, agent, consultant or independent or dependent contractor employed or engaged by the Target or IISC, whether presently or formerly.

     "Employee or Labour Relations Matters" means any matter regarding wages, salaries, bonuses, commissions, hours of work, vacations or vacation pay, holidays or holiday pay, sick leave, personal days, severance pay, notice or pay in lieu of notice, termination pay, wrongful dismissal, unjust discharge, pension or other employee benefits, worker's compensation or workplace safety and insurance, income tax withholdings, employment or unemployment insurance, Canada Pension Plan, employer health tax, human rights, pay equity, occupational health and safety, employment standards, employment equity, or arising under any Employment Laws generally.

     "Employee Benefit Plan" means with respect to IISC any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee

Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA (S)3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA (S)3(1).

     "Employment Laws" means all Laws relating to employment and labour, including without limitation Occupational Health and Safety Laws and those relating to wages or hours or employment or labour standards generally, labour or industrial relations, human rights, pay equity, employment equity, workers' compensation, workplace safety and insurance, employer health tax, employment or unemployment insurance, income tax withholdings and Canada Pension Plan applicable to any Employees employed by the Target or IISC.

     "Environmental, Health, and Safety Laws" means all laws, statutes, rules, regulations, by-laws, ordinances, standards, guidelines, permits, authorizations, consents, approvals, licenses, policies, memorandums of understanding, codes, plans, injunctions, judgments, orders, directions, decrees, rulings, charges and other governmental restrictions relating to the environment, health and safety of federal, state, provincial, municipal, local, and foreign governments and all agencies thereof relating to Hazardous Materials and to any activity, event or circumstance that may have an impact on the environment, public health and safety, or Employee health and safety.

     "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

     "Excess Consideration" has the meaning set forth in (S)10(b) below.

     "Excise Tax Act (Canada)" means the Excise Tax Act, Revised Statutes of Canada, 1985, Chapter E-15, as amended.

     "Fiduciary" has the meaning set forth in ERISA (S)3(21).

     "Financial Statements" has the meaning set forth in (S)4(g) below.

     "GAAP" means Canadian generally accepted accounting principles in effect from time to time.

     "Hart-Scott-Rodino Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Hazardous Material" means any pollutant, contaminant, hazardous dangerous, poisonous, noxious, bioaccumulative, persistent, biological or toxic material, substance, waste, chemical or physical agents which are regulated pursuant to Environmental, Health and Safety Laws or Occupational Health and Safety Laws; and Hazardous Materials means all of the foregoing.

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

     "IISC" means International Image Services Corporation, a California corporation, the wholly owned Subsidiary of the Target.

     "Included Indebtedness" means the outstanding balances of the following items of indebtedness of the Target and IISC at the Closing Date:

     (a) amounts outstanding to the Bank of Montreal and Harris Bank pursuant to existing credit facilities provided by the Bank of Montreal and Harris Bank;

     (b) amounts outstanding to the Business Development Bank of Canada on account of the term loan agreement entered into between the Target and Business Development Bank of Canada as of June 27, 1996;

     (c) amounts previously due to Magnetiscope which have been assigned to Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited and 1402083 Ontario Limited as part of the distributions made by Magnetiscope to its shareholders immediately prior to the date hereof as set forth in (S)4(bb) of the Disclosure Schedule;

     (d) amounts outstanding to the Non-Active Sellers pursuant to the Debenture;

     (e) amounts due and owing pursuant to the promissory note to Michael Ferkranus in the amount of CDN$250,000 (net of the outstanding advance from the Target to Michael Ferkranus in the approximate amount of CDN$120,650); and

     (f) miscellaneous amounts owing by the Target or IISC to the Sellers or entities affiliated with the Sellers in the aggregate amount of $31,979.00 (net of the outstanding advance from IISC to Michael Ferkranus in the amount of $13,323.00).

     "Income Tax Act (Canada)" means the Income Tax Act (Canada), R.S.C. 1985 (5th Supplement) C.1, as amended.

     "Indemnified Party" has the meaning set forth in (S)8(d) below.

     "Indemnifying Party" has the meaning set forth in (S)8(d) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all industrial designs and all applications, registrations and renewals in connection therewith, (e) all

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mask works and all applications, registrations and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

     "Investment Canada Act" means the Investment Canada Act, R.S.C. 1985, Chap.28 (1st Supplement), as amended.

     "Knowledge" means with respect to the Non-Active Sellers, actual knowledge without having conducted any due diligence, searches, inquiries or investigations of any nature or kind whatsoever and with respect to the Active Sellers means actual knowledge after reasonable investigation into the relevant subject matter.

     "Labour Disturbance" means any strike, cessation of work, refusal to work or to continue to work by Employees in combination or in concert or in accordance with a common understanding, or a slow down or other concerted activity on the part of such Employees designed to restrict or limit output, or any lockout, closing of place of employment, suspension of work or refusal by the Target or IISC to continue to employ any Employees or any other disturbance or dispute involving Employees.

     "Law" means any federal, state, provincial, local, territorial, municipal or other law, statute, regulation, code, ordinance, by-law, order, regulatory policy, administrative rule, restriction or official plan; and "Laws" means all of the foregoing.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Magnetiscope" has the meaning set forth in the preface above.

     "Magnetiscope Options" means the unexercised options to acquire common shares of Magnetiscope which are held by each of Dan McLellan and Curtis Staples pursuant to the terms of the Magnetiscope Option Agreements.

     "Magnetiscope Option Agreements" means those option agreements between Magnetiscope and each of Dan McLellan and Curtis Staples dated the 30th day of May, 2000, copies of which are annexed as Exhibit B.

     "Material Adverse Effect" means any events, circumstances or conditions which have had or, in the future are ultimately determined to have a material adverse effect upon the businesses of the Target or IISC, financially or otherwise or on the ability of the Parties to consummate the transaction contemplated under this Agreement; provided, however, that events, circumstances or conditions resulting from changes, developments or circumstances in worldwide, national or local conditions (political, economic, regulatory or otherwise) that adversely affect a broad group

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of industries or services generally, where such events, circumstances or conditions do not adversely affect the businesses of the Target or IISC disproportionately, shall not constitute a Material Adverse Effect and provided further that any events, circumstances or conditions which have had or, in the future are ultimately determined to result in any damages, losses, costs, liabilities or expenses which may be made or brought against either the Target or IISC in excess of $20,000 or which either the Target or IISC may suffer or incur in excess of $20,000 shall be deemed to constitute a Material Adverse Effect.

     "MLMK Inc." means a corporation incorporated under the laws of California which is wholly owned by Michael Ferkranus.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in (S)4(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in (S)4(g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in (S)4(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA (S)3(37).

     "Non-Active Sellers" has the meaning set forth in the preface above.

     "OBCA" means the Business Corporations Act (Ontario), R.S.O. 1990 c.B16, as amended.

     "Occupational Health and Safety Laws" means all Laws relating to health and safety of Employees and of other Persons and includes without limitation, all Laws dealing with any substances which are designated substances or Hazardous Materials.

     "OSA" means the Securities Act (Ontario), R.S.O. 1990, c.S.5, as amended.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the United States Pension Benefit Guaranty Corporation.

     "Pension Plan" means any Canadian Plan which is or is intended to be a registered pension plan as defined in the Income Tax Act (Canada) and/or is a pension plan registered under any applicable Canadian federal or provincial pension legislation.

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     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA (S)406 and Code
(S)4975.

     "Purchase Price" has the meaning set forth in (S)2(b) below.

     "Reportable Event" has the meaning set forth in ERISA (S)4043.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Reports" has the meaning set forth in (S)3(b) below.

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, hypothec, charge, security interest or other interest or claim of any third party of whatever form or nature, other than (a) construction, mechanic's, materialmen's, warehousemen's, carriers', workers' and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens, which do not exceed the purchase price of the product or products purchased and secured, and liens securing rental payments under capital lease arrangements and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Sellers" has the meaning set forth in the preface above.

     "Share Exchange Agreement" means a mutually acceptable agreement to be entered into between the Active Sellers, the Buyer and Sonic Foundry with respect to the exchange of Buyer Non-Voting Exchangeable Shares for SOFO Common Shares.

     "Shareholders Agreement" means the agreement amongst the shareholders of the Target dated October 15, 1996.

     "SOFO Common Shares" means the common shares of Sonic Foundry as more particularly described in (S)3(b)(iii)(B).

     "Sonic Foundry Balance Sheet" has the meaning set forth in (S)3(b)(v)(B) below.

     "Stock Registration Rights Agreement" means an agreement substantially in the form of the agreement attached hereto as Exhibit C.

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     "Subsidiary" means any corporation with respect to which a specified Person
(or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Support Agreement" means an agreement between Sonic Foundry and the Buyer relating to certain obligations of the Buyer and Sonic Foundry in connection with Buyer Non-Voting Exchangeable Shares, the payment of dividends thereon and the reservation of SOFO Common Shares to be issued to holders of Buyer Non-Voting Exchangeable Shares, such agreement to be in form and substance which is acceptable to the Sellers.

     "TBOK" means to the Knowledge of the Sellers.

     "Target" has the meaning set forth in the preface above.

     "Target Interests" means the Target Shares and the Magnetiscope Options.

     "Target Shares" means all of the issued and outstanding shares of Magnetiscope which consist of 2,000,000 Class A shares and 4,833,453 common shares together with the issued and outstanding shares of the Target not owned by Magnetiscope, namely, the 1909.09 common shares of the Target owned by the Non-Active Sellers.

     "Tax" means any federal, state, provincial, municipal, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
(S)59A), customs duties, capital, capital stock, franchise, branch, subsidiary, profits, withholding, social security (or similar), unemployment or employment insurance, government pension plan, health, employer health, disability, real property, personal property, property transfer, sales, goods and services, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, levies, fines, assessments, reassessments, or addition thereto, whether disputed or not, and any amount required to be collected or remitted or both and penalties, interest, fines, and other assessments for failing to collect or remit such tax and any other government contribution.

     "Tax Return" means any return, declaration, report, filing, election, designation, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in (S)8(d) below.

     "Union" means any labour or trade union, organization or association of employees, or local or provincial branch of a national or international union, organization or association of employees, that has as one of its purposes the regulation of relations between employers and employees through collective bargaining, or any other representative of employees.

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     "$" means the lawful currency of the United States of America unless otherwise expressly stated to the contrary.

     2.   Purchase and Sale of Target Shares.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Sonic Foundry and/or the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Sonic Foundry and/or the Buyer, all of its respective right, title and interest in the Target Interests for the consideration specified below in this (S)2.

     (b) Purchase Price, Payment and Allocation. The purchase price for Target Interests shall be an amount equal to $24,000,000 less the outstanding balance of the Included Indebtedness (the "Purchase Price"). At Closing, the Buyer will assume or cause to be repaid the outstanding balance of the Included Indebtedness at the Closing Date which the Parties assume will be approximately $3,500,000 (the exact amount of such Included Indebtedness to be determined at Closing) and the Buyer and Sonic Foundry will pay the Purchase Price by; (i) delivery of its promissory notes (the "Buyer Notes") in the form of Exhibit A attached hereto in the aggregate principal amount of $4,000,000 (such Buyer Notes to bear interest at the rate of 9.00% per annum, and to be due and payable on January 3, 2001); (ii) subject to the number of Buyer Non-Voting Exchangeable Options to be issued at Closing as provided for in (S)2(d), delivery of 485,100 Buyer Non-Voting Exchangeable Shares which are valued for purposes of this transaction at $20.00 per share; (iii) delivery of 114,900 SOFO Common Shares which are valued for purposes of this transaction at $20.00 per share; and (iv) delivery of cash for the balance of the Purchase Price payable by wire transfer or delivery of other immediately available funds. The Purchase Price shall be allocated among and paid to the Sellers in proportion to their respective holdings of Target Interests as set forth in (S)4(b) of the Disclosure Schedule except to the extent that the Sellers have directed a portion of the SOFO Common Shares to B. Andrus Wilson.

     (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Loopstra Nixon LLP in Toronto, Ontario, commencing at 9:00 a.m. local time on the 31st day of July, 2000, or such other date as the Buyer, Sonic Foundry and the Sellers may mutually determine (the "Closing Date").

     (d) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in (S)7(a) below, (ii) the Buyer and Sonic Foundry will deliver to the Sellers the various certificates, instruments, and documents referred to in
(S)7(b) below, (iii) each of the Sellers will deliver to the Buyer share certificates representing all of his or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, together with releases, where appropriate, of any other Target Interests held by them, and (iv) the Buyer will assume or cause to be assumed the Bank of Montreal portion of the Included Indebtedness, repay or cause to be repaid the balance of the Included Indebtedness and deliver to each of the Sellers the balance of the consideration specified in (S)2(b) above. Sonic Foundry acknowledges that the Sellers will direct the Buyer to deliver 12,000 of the SOFO Common Shares to B. Andrus Wilson in payment of certain transaction fees owing to B. Andrus Wilson by the Sellers, such shares to be free of the transfer and assignment restrictions in (S)6(i) that apply to certain Sellers. Sonic Foundry further acknowledges that in consideration of the surrender of their rights under the Magnetiscope Option Agreements, the Buyer will grant to Dan McLellan and Curtis Staples options to acquire Buyer Non-Voting Exchangeable Shares (the "Buyer Non-Voting Exchangeable Share Options") pursuant to option agreements substantially in the form of the Buyer Non-Voting Exchangeable Share Option Agreement. To the extent that either Dan McLellan or Curtis Staples are granted Buyer Non-Voting Exchangeable Share Options at Closing, the number of Buyer Non-Voting Exchangeable Shares to be issued to 1096159 Ontario Limited and 1402083 Ontario Limited pursuant to
(S)2(b) will be reduced on a share for share basis. The final number of Buyer Non-Voting Exchangeable Share Options to be granted to Dan McLellan and Curtis Staples will be determined at Closing but the Sellers estimate that the number of such options to be granted to Dan McLellan will be 48,510 for Dan McLellan and 24, 255 for Curtis Staples with the result that the number of Buyer Non-Voting Exchangeable Shares to be issued to 1096159 Ontario Limited and 1402053 Ontario Limited will be reduced in the aggregate by 72,765.

     (e) Preparation of Effective Date Balance Sheet.

          (i) Within 60 days after the Closing Date, the Target will prepare and deliver to the Parties a draft consolidated balance sheet (the "Draft Effective Date Balance Sheet") for the Target and IISC as of the close of business on the day immediately prior to the Effective Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). The Draft Effective Date Balance Sheet will be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and will be subject to the normal audit review and report of the Target's current auditors.

          (ii) If the Buyer has any objections to the Draft Effective Date Balance Sheet or the procedures adopted by the Target's current auditors in reviewing and reporting thereon, it will deliver a detailed statement describing its objections to the Sellers within 30 days after receiving the Draft Effective Date Balance Sheet. The Sellers and the Buyer will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after the Sellers have received the statement of objections, however, the Sellers and the Buyer will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Buyer and the Sellers are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. The Sellers will revise the Draft Effective Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this (S)2(e)(ii). The "Effective Date Balance Sheet" shall mean the Draft Effective Date Balance Sheet together with any revisions thereto pursuant to this (S)2(e)(ii). The parties shall share equally all fees and expenses of the accounting firm. The Buyer will provide all necessary access to the Sellers and their financial advisors in order to assist the Sellers in completing the Draft Effective Date Balance Sheet and responding to or resolving any objections of the Buyer thereto.

     3.   Representations and Warranties Concerning the Transaction.

     (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this
(S)3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
(S)3(a)) with respect to himself or itself, except as set forth in Annex I attached hereto.

          (i) Organization of Sellers. If the Seller is a corporation, the Seller is duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.

          (ii) Authorization of Transaction. The Seller has full power and authority (including, if the Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Canadian government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Canadian government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its articles or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party of by which he or it is bound or to which any of his or its assets is subject where such conflict, breach or default would have a Material Adverse Effect on the Buyer, the Target, Magnetiscope or IISC.

          (iv) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (v) Investment. The Seller (A) understands that none of the Buyer Notes, the SOFO Common Shares or the Buyer Non-Voting Exchangeable Shares has been, and except as set forth in the Stock Registration Rights Agreement, Share Exchange Agreement and Support Agreement will not be, registered under the Securities Act, or under any state or provincial securities laws, and are being offered and sold in reliance upon federal, state and provincial exemptions for transactions not involving any public offering and as such will be subject to applicable restrictions on transfer and resale, (B) is acquiring the Buyer Notes, SOFO Common Shares and the Buyer Non-Voting

     Exchangeable Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters,
     (D) has received certain information concerning the Buyer and Sonic Foundry and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Notes, SOFO Common Shares, and the Buyer Non-Voting Exchangeable Shares,
     (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Notes, SOFO Common Shares and the Buyer Non-Voting Exchangeable Shares, (F) is resident for securities laws purposes in the province in which its address appears in Section 12(h), (G) acknowledges that the SOFO Common Shares will not be approved or disapproved by any Canadian securities regulatory authority and will not be qualified for sale in Canada under applicable Canadian securities laws and may only be resold over a market or exchange in the United States pursuant to applicable US securities laws and applicable exemptions under Canadian securities laws after registration of the SOFO Common Shares under US securities laws pursuant to the provisions of the Stock Registration Rights Agreement, (H) acknowledges that Sonic Foundry and the Buyer will be required to disclose information about the Parties and the purchase and sale of the Target and Magnetiscope to securities regulatory authorities for the purposes of obtaining a ruling in connection with the Buyer Non-Voting Exchangeable Shares and the Share Exchange Agreement.

          (vi) Target Interests. The Seller holds of record and owns beneficially the number of Target Shares or, in the case of Dan McLellan and Curtis Staples the number of Magnetiscope Options, set forth next to his or its name in (S)4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the articles of incorporation of the Target or Magnetiscope) Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target or Magnetiscope or, in the case of Dan McLellan and Curtis Staples any Magnetiscope Options, (other than this Agreement). Except for the Shareholders Agreement, the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target or Magnetiscope.

          (vii) Resident of Canada. None of the Sellers is a non-resident of Canada for the purposes of the Income Tax Act (Canada).

     (b) Representations and Warranties of the Buyer and Sonic Foundry. Sonic Foundry represents and warrants to the Sellers that the statements contained in this (S)3(b) are correct and complete as of the date of this Agreement and will with respect to itself and the Buyer be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)3(b)), except as set forth in Annex II attached hereto. The representations and warranties of the Buyer will come into effect on its execution of a counterpart of this Agreement as of the date of its incorporation. Sonic Foundry agrees to cause the Buyer to execute such counterpart and deliver confirmation of same to the Sellers as of the date of incorporation of the Buyer.

          (i) Organization, Qualification and Corporate Power. Each of the Buyer and Sonic Foundry is a corporation duly organized, validly existing, and where applicable, in good standing under the laws of the jurisdiction of its incorporation. Each of the Buyer and Sonic Foundry is duly authorized to conduct business under the laws of each jurisdiction where such authorization is required. Each of the Buyer and Sonic Foundry has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Neither the Buyer nor Sonic Foundry is in default under or in violation of any provision of its charter, articles, bylaws or resolutions.

          (ii) Authorization of Transaction. Each of the Buyer and Sonic Foundry has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and Sonic Foundry, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity. The Buyer need not give any notice to, make any filing or application with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, save and except for the applications referred to in (S)5(h) and any applicable post-Closing notification to be filed pursuant to the Investment Canada Act.

          (iii) Capitalization.

               (A) The entire authorized share capital of the Buyer consists of a limited number of common shares and a limited number of Buyer Non-Voting Exchangeable Shares of which only common shares will be issued to Sonic Foundry and no Buyer Non-Voting Exchangeable Shares are issued and outstanding. The Buyer Non-Voting Exchangeable Shares will, when issued to the Sellers in accordance with this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. There are no outstanding or authorized options (other than the Buyer Non-Voting Exchangeable Share Options), warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Buyer. Each share or option to acquire a share of Buyer Non-Voting Exchangeable Shares is exchangeable into one (1) share of SOFO Common Shares pursuant to the Share Exchange Agreement.

               (B) The entire authorized capital stock of Sonic Foundry consists of 100,000,000 shares of common stock, $.01 par value per share ("SOFO Common

          Shares") , 10,000,000 shares of Series B 5% cumulative convertible preferred stock, $.01 par value per share ("Series B Preferred Stock"), and 5,000,000 shares of unclassified preferred stock, $.01 par value per share, of which at the close of business on May 31, 2000, there were issued and outstanding 21,751,036 SOFO Common Shares and no shares of Series B Preferred Stock or other preferred stock. All outstanding SOFO Common Shares have been duly authorized, validly issued, are fully paid and non-assessable. The SOFO Common Shares to be issued to the Sellers either at the time of Closing or pursuant to the Share Exchange Agreement will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the SEC Reports and pursuant to the stock option and stock purchase plans referred in the SEC Reports, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Sonic Foundry to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciations, phantom stock, profit participation or similar rights with respect to Sonic Foundry. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of capital stock of Sonic Foundry.

          (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or Sonic Foundry is subject or any provision of its charter, articles of incorporation, bylaws or resolutions or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or Sonic Foundry is a party or by which it is bound or to which any of its assets is subject where such conflict, breach or default would have a Material Adverse Effect on the Sellers, the Buyer or Sonic Foundry.

          (v) SEC Filings; Financial Statements.

               (A) Sonic Foundry has filed and made available to the Sellers all forms, reports and other documents required to be filed by Sonic Foundry with the SEC since January 1, 1998. All such required forms, reports and other documents (including those that Sonic Foundry may file after the date hereof until Closing) are referred to herein as the "SEC Reports". The SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading.

               (B) Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Securities Exchange Act) and (iii) fairly presented or will fairly present the financial position of Sonic Foundry as of the dates and the results of its operations and cash flows for the periods indicated, consistent with the books and records of Sonic Foundry, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Sonic Foundry as of March 31, 2000 is referred to herein as the "Sonic Foundry Balance Sheet".

          (vi) Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, since the date of the Sonic Foundry Balance Sheet, there has not been any material adverse change in the business, financial condition, operations, results of operations or prospects of Sonic Foundry.

          (vii) Litigation. Except as disclosed in the SEC Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Sonic Foundry, threatened against or affecting Sonic Foundry, which has had, or is reasonably likely to have, a Material Adverse Effect on the business, financial condition, operations, results of operations or prospects of Sonic Foundry.

          (viii) Brokers' Fees. Neither the Buyer nor Sonic Foundry has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (ix) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          (x) Reporting Issuer. Sonic Foundry is not now and will not on the Closing Date be a reporting issuer (as such term is defined in the Securities Act (Ontario)) in the Province of Ontario; and

          (xi) Ontario Shareholders. As at the Closing Date, after giving effect to the issue of the SOFO Common Shares and any other securities of the same class or series that were issued at the same time as or as part of the same distribution as the SOFO Common Shares to the Non-Active Sellers and B. Andrus Wilson, persons or companies whose last address as shown on the books of Sonic Foundry was in Ontario and who either hold or beneficially own securities of the class of which the SOFO Common Shares are a part:

               (a) do not hold or beneficially own more than 10% of the outstanding securities of such class; and

               (b) do not in either case represent in number more than 10% of the total number of holders of securities of such class.

     4. Representations and Warranties Concerning the Target, IISC and Magnetiscope. The Sellers represent and warrant to the Buyer that the statements contained in this (S)4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout (S)4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialled by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)4. Notwithstanding the foregoing, or the specific language of any paragraph of this (S)4, disclosure of any matter in any paragraph of the Disclosure Schedule will be deemed to be disclosure of such matter against all of the representations and warranties contained in this (S)4. The Buyer acknowledges that the Non-Active Sellers have had no active or day to day involvement with the operation or management of the Target and IISC and accordingly all of the representations and warranties made by the Non-Active Sellers in this (S)4 are expressly subject to their Knowledge. Therefore, wherever the qualifying phrases "TBOK" or to the "Knowledge" of the Sellers are used in this Section such phrases will only qualify the particular representation and warranty in so far as it is made on behalf of the Active Sellers. The Non-Active Sellers also make no representations and warranties whatsoever with respect to Magnetiscope.

     (a) Organization, Qualification, and Corporate Power. Each of the Target, IISC and Magnetiscope is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation. Each of the Target, IISC and Magnetiscope is duly authorized to conduct business under the laws of each jurisdiction where such authorization is required. Each of the Target, IISC and Magnetiscope has full corporate power and authority and except for those licenses, permits and authorizations, the absence of which would not have a Material Adverse Effect, has all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. (S)4(a) of the Disclosure Schedule lists the directors and officers of each of the Target, IISC and Magnetiscope. The Active Sellers have delivered to the Buyer correct and complete copies of the articles of incorporation, charter or bylaws of each of the Target, IISC and Magnetiscope (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the share certificate books, and the share record books and ledgers of each of the Target, IISC and Magnetiscope are correct and complete in all material respects. None of the Target, IISC or Magnetiscope is in default under or in violation in any material respect of any provision of its charter, articles, bylaws or resolutions. Each of the Target and Magnetiscope is a private issuer as defined in the Ontario Securities Commission Rule 45-501.

     (b) Capitalization. The authorized share capital of the Target consists of an unlimited number of shares, of which 10,909.09 shares are issued and outstanding. The authorized share capital of Magnetiscope consists of an unlimited number of Class A shares and an unlimited number of common shares of which 2,000,000 Class A shares and 4,395,946 common shares are issued and outstanding. All of the Target Shares as well as the issued and outstanding shares of the Target which are owned by Magnetiscope have been duly authorized, are validly issued, fully paid and non-assessable. The Target Shares are held beneficially and of record by the respective Sellers as set forth in (S)4(b) of the Disclosure Schedule. Except for the Magnetiscope Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target or Magnetiscope to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target or Magnetiscope. Except for the Shareholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target or Magnetiscope.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target, IISC or Magnetiscope is subject or any provision of the charter or bylaws of any of the Target, IISC or Magnetiscope or (ii) except for those conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, required notifications, the absence of which would not have a Material Adverse Effect, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or required any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target, IISC or Magnetiscope is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except for any required notice under the Investment Canada Act or for notices, the failure to give would not have a Material Adverse Effect, none of the Target, IISC or Magnetiscope needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Except as set forth on (S)4(d) of the Disclosure Schedule, none of the Target, IISC or Magnetiscope has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. Except as disclosed in (S)4(e) of the Disclosure Schedule, the Target, Magnetiscope and IISC have good and marketable title to, or a valid leasehold interest in, all of their respective property and assets including all of the assets of a material nature listed or referred to in
(S)4(e) of the Disclosure Schedule, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since April 30, 2000.

     (f) Subsidiaries.  (S)4(f) of the Disclosure Schedule sets forth for IISC
(i) the number of shares of authorized capital stock of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of IISC have been duly authorized and are validly issued, fully paid and nonassessable. The Target holds of record and owns beneficially all of the outstanding shares of IISC free and clear of any restrictions on transfer (other than restrictions in its charter, or under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to sell, transfer, or otherwise dispose of any capital stock of IISC or that could require IISC to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to IISC. Except for the Shareholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of IISC. None of the Target, IISC or Magnetiscope controls directly or indirectly or has any direct or indirect equity participation in any other corporation, partnership, trust, or other business association.

     (g) Financial Statements. Attached hereto as Exhibit E are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheet, consolidated statement of income, consolidated statement of deficit and consolidated statement of cash flow as of and for the fiscal years ended May 31, 1998, and May 31, 1999 (the "Most Recent Fiscal Year End") for the Target and IISC; and (ii) unaudited combined balance sheet, unaudited combined statement of income, unaudited combined other expense schedule and unaudited combined cash flow (the "Most Recent Financial Statements") as of and for the twelve months ended May 31, 2000 (the "Most Recent Fiscal Month End") for the Target and IISC. The Financial Statements referenced in sub-paragraph (i) (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial position of the Target and IISC as of such dates and the results of operations of the Target and IISC for such periods. The Financial Statements referenced in subparagraph (ii) have been prepared in accordance with GAAP on a basis consistent with the historical management prepared internal combined monthly statements of the Target and IISC.

     (h) Events Subsequent to Most Recent Fiscal Year End. Except as disclosed in the Most Recent Financial Statements or elsewhere in this Agreement, since the Most Recent Fiscal Year End, there has not been any change in the business, financial position, operations, results of operations, or future prospects of either the Target or IISC which has had or could result in a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

          (i) neither the Target nor IISC has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) neither the Target nor IISC has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

          (iii) no party (including either the Target or IISC) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which either the Target or IISC is a party or by which either of them is bound and which would have a Material Adverse Effect;

          (iv) neither the Target nor IISC has imposed any Security Interest upon any of its assets, tangible or intangible;

          (v) neither the Target nor IISC has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

          (vi) neither the Target nor IISC has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

          (vii) neither the Target nor IISC has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

          (viii) neither the Target nor IISC has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) neither the Target nor IISC has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

          (x) neither the Target nor IISC has incurred any payroll or operational expense, outside the Ordinary Course of Business;

          (xi) neither the Target nor IISC has granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

          (xii) there has been no change made or authorized in the charter or bylaws of the Target or IISC;

          (xiii) none of the Target, IISC or Magnetiscope has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xiv) except pursuant to Section 3.5 of the Shareholders Agreement entitled "Buy-Back Option", none of the Target, IISC or Magnetiscope has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xv) neither the Target nor IISC has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xvi) neither the Target nor IISC has made any loan to, or entered into any other transaction with, any of its directors, officers or Employees or their respective Affiliates outside the Ordinary Course of Business;

          (xvii) neither the Target nor IISC has entered into any employment contract or severance, termination or pay in lieu of notice agreement or Collective Agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xviii) neither the Target nor IISC has granted any increase in the compensation of any of its directors, officers or Employees outside the Ordinary Course of Business;

          (xix) neither the Target nor IISC has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance pay, termination pay or pay in lieu of notice, or other plan, contract, or commitment for the benefit of any of its directors, officers or Employees or taken any such action with respect to any other Canadian Plan or Employee Benefit Plan outside of the Ordinary Course of Business;

          (xx) neither the Target nor IISC has made any other change in employment terms for any of its directors, officers or Employees outside the Ordinary Course of Business or granted any severance pay, termination pay or pay in lieu of notice to any such directors, officers or Employees;

          (xxi) there has not been any actual or TBOK, threatened Labour Disturbance or any apparent or threatened Union organizing activities involving the Employees of the Target or IISC;

          (xxii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either the Target or IISC which has had a Material Adverse Effect; and

          (xxiii) neither the Target nor IISC has committed to any of the foregoing where such commitment would have a Material Adverse Effect.

     (i) Undisclosed Liabilities. TBOK, neither the Target nor IISC has any Liability (and TBOK, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for (i) Liabilities referred to or set forth herein or in the Disclosure Schedule or reflected in either the Financial Statements for the Most Recent Fiscal Year End or in the Most

Recent Balance Sheet or any notes thereto and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law which would have a Material Adverse Effect).

     (j) Legal Compliance. Each of the Target, IISC and Magnetiscope and their respective predecessors and Affiliates has, TBOK, complied in all material respects with all applicable Laws (including TBOK, all rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, provincial, local, municipal and foreign governments (and all agencies thereof), except where non-compliance would not have a Material Adverse Effect and TBOK, no notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against either of them alleging any failure so to comply.

     (k) Tax Matters.

          (i) Each of the Target, IISC and Magnetiscope has in all material respects at the prescribed times, in all applicable jurisdictions, filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Target, IISC and Magnetiscope (whether or not shown on any Tax Return) have been paid. None of the Target, IISC or Magnetiscope is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target, IISC or Magnetiscope does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target, IISC or Magnetiscope that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) Each of the Target, IISC and Magnetiscope has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee and any other third parties.

          (iii) Each of the Target, IISC and Magnetiscope is in material compliance with all registration, timely reporting and remittance obligations in respect of all Taxes.

          (iv) Assessments for all federal, state and provincial income Taxes have been issued by the relevant authorities to the Target, IISC and Magnetiscope (as applicable) covering all past periods up to and including the fiscal year ended May 31, 1999, and any Taxes arising under such assessments, if any amounts were owing in respect thereof, have been paid.

          (v) There is no dispute, claim, action, suit, or other proceeding or investigation concerning any liability for Taxes of any of the Target, IISC or Magnetiscope either (A) claimed or raised by any authority in writing or
     (B) as to which any of the Sellers has Knowledge. TBOK, there is no basis for any adverse reassessment by any taxing authority for any taxation period remaining open for reassessment. The Sellers have, where requested in writing, delivered to the Buyer correct and complete copies of all Tax

     Returns, assessment notices and reassessment notices, if any, issued in respect of the Target, IISC and Magnetiscope.

          (vi) Without limiting the generality of the foregoing, the Target, IISC and Magnetiscope have registered, filed returns, and paid, collected and remitted all Taxes as required under Part IX of the Excise Tax Act (Canada).

          (vii) None of the Target, IISC or Magnetiscope has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (viii) IISC has not filed a consent under Code (S)341(f) concerning collapsible corporations. IISC has not made any payments, is TBOK, not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. IISC has not been a United States real property holding corporation within the meaning of Code
     (S)897(c)(2) during the applicable period specified in Code
     (S)897(c)(1)(A)(ii). IISC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. IISC is not a party to any Tax allocation or sharing agreement. IISC has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or (B) has any Liability for the Taxes of any Person (other than the Target) under Reg. (S)1.1502-6 (or any similar provision of state, provincial, municipal, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (ix) Except as described in (S)4(k)(ix) of the Disclosure Schedule, neither the Target nor IISC is a party to any contract, agreement, or convention with any other corporation or person with whom it does not now, or did not in the past, deal with at arm's length as this term is defined by the Income Tax Act (Canada) that could result in a liability for tax pursuant to section 160 of the Income Tax Act (Canada).

          (x) Except as described in (S)4(bb) of the Disclosure Schedule, none of the Target, Magnetiscope nor IISC has made or filed any election under section 85 of the Income Tax Act (Canada) in relation to the acquisition or disposition of any property, and for those items described in (S)4(bb) of the Disclosure Schedule, forms T2057 are annexed hereto, with a copy of the adjustment clause to be divulged to the Canada Customs and Revenue Agency.

     (l) Real Property.

          (i) Neither the Target nor IISC owns any real property.

          (ii) (S)4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target and IISC. The Sellers have delivered to the Buyer correct and complete copies of leases and subleases listed in (S)4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in (S)4(l)(ii) of the Disclosure Schedule:

               (A) the lease or sublease is legal, valid, binding, in full force and effect and TBOK, enforceable in accordance with its terms;

               (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (C) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

               (D) no party to the lease or sublease has repudiated any material provision thereof;

               (E) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (F) neither the Target nor IISC has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

               (G) all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have TBOK been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

     (m) Intellectual Property.

          (i) TBOK the Target and IISC own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property of a material nature necessary for the operation of the businesses of the Target and IISC as presently conducted. Each item of Intellectual Property of a material nature owned or used by the Target and IISC immediately prior to the Closing hereunder will be owned or available for use by the Target or IISC on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Target and IISC has taken all reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

          (ii) TBOK neither the Target nor IISC has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties to the extent that such interference, infringement or conflict would result in a Material Adverse Effect, and none of the Active Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target and IISC must license or refrain from using any Intellectual
     Property rights of any third party).   TBOK, no third party has interfered
     with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target or IISC to the extent that such interference, infringement or conflict would result in a Material Adverse Effect.

          (iii) (S)4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Target and IISC with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target and IISC has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission of a material nature which the Target and IISC has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. (S)4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark currently used by the Target and IISC in connection with any of their businesses. With respect to each such item of Intellectual Property required to be identified in (S)4(m)(iii) of the Disclosure Schedule:

               (A) TBOK the Target and IISC possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

               (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (C) TBOK, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Active Sellers is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (D) neither the Target nor IISC has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) (S)4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property of a material nature that any third party owns and that the Target and IISC uses pursuant to a written license, sublicense, agreement, or permission and TBOK, there are no oral licenses, sublicenses, agreements or permissions of a material nature. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in (S)4(m)(iv) of the Disclosure Schedule,

     TBOK, and without enquiry as to the rights of any third party to the Intellectual Property identified in (S)4(m)(iv) of the Disclosure Schedule:

               (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S)2 above);

               (C) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

               (D) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

               (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

               (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge that would have a Material Adverse Effect;

               (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, TBOK , threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property and which if determined adversely against the Target or IISC, would have a Material Adverse Effect; and

               (H) except to each other, neither the Target nor IISC has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (v) TBOK, neither the Target nor IISC will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted where such interference, infringement, misappropriation or conflict would be likely to have a Material Adverse Effect.

     (n) Tangible Assets. The Target and IISC own or lease all building, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from any known material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (o) Contracts. (S)4(o) of the Disclosure Schedule lists the following contracts and other agreements to which either the Target or IISC is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (ii) any agreement (or group of related agreements) for (A) the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or (B) for the furnishing or receipt of services, the performance of either of which will extend over a period of more than one year, or involve consideration in excess of $25,000;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or non-competition under which either the Target or IISC is subject to any restrictive covenant;

          (vi) any agreement with any of the Sellers and their Affiliates which is intended to remain in place after Closing;

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, termination pay or pay in lieu of notice, or other material plan or arrangement for the benefit of its current or former directors, officers or Employees;

          (viii) any Collective Agreement;

          (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers or Employees outside the Ordinary Course of Business where such agreement is intended to remain in place after Closing; or

          (x) any other agreement (or group of related agreements) out of the Ordinary Course of Business the performance of which involves consideration in excess of $25,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in (S)4(o) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, in full force and effect and TBOK, enforceable in accordance with its terms; (B) the agreement will continue to be legal, valid, binding, in full force and effect and TBOK, enforceable in accordance with its terms on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any material provision of the agreement.

     (p) Notes and Accounts Receivable. All notes and accounts receivable of the Target and IISC are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims and will TBOK, be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Effective Date Balance Sheet or any notes thereto in accordance with the past custom and practice of the Target and IISC.

     (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Target, IISC and Magnetiscope.

     (r) Insurance. (S)4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which either the Target or IISC is a party, a named insured, or otherwise the beneficiary of coverage:

          (i) the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage; and

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, in full force and effect and TBOK, enforceable in accordance with its terms; (B) the policy will continue to be legal, valid, binding, in full force and effect and TBOK, enforceable in accordance with its terms on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Target nor IISC nor any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any material provision thereof.

     (s) Litigation. (S)4(s) of the Disclosure Schedule sets forth each instance in which either the Target or IISC (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, TBOK, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in (S)4(s) of the Disclosure Schedule could, if decided adversely against the Target or IISC, have a Material Adverse Effect.

     (t) Employees.

          (i) (S)4(t) of the Disclosure Schedule lists the names and titles of all Employees currently employed by the Target and IISC together with particulars of their compensation, including any bonus arrangement, position, years of service and date of hire, their age, and if absent on workers' compensation or insurance, sick leave, short term disability or long term disability, pregnancy, maternity, parental, bereavement or adoption leave, or any other approved or statutory leave of absence or layoff. Where a written contract exists for an Employee, same is listed in
     (S)4(t). TBOK, no executive, key Employee, or group of Employees has any plans to terminate employment with either the Target or IISC.

          (ii) (S)4(t) of the Disclosure Schedule lists all of the written employment, services, agency, consulting, bonus or termination, pay in lieu of notice or severance agreements or contracts or arrangements with Employees of the Target or IISC. The Target and IISC have provided the Buyer with a true and correct copy of each such agreement, contract or arrangement. Subject to applicable statutory restrictions, there are no oral employment agreements or oral contracts with any Employees which are not terminable by the Target or IISC upon providing that period of notice or, at the Target or IISC's option, pay in lieu of notice, required by the applicable labour or employment standards Laws or by providing reasonable notice under common law. Except for the Employees, neither the Target nor IISC has any obligation to make any wage or salary payments to any Person, including any Person who was formerly in an employment relationship with the Target or IISC. Except as listed in (S)4(t) of the Disclosure Schedule there have been no changes in compensation during the 1999 and 2000 calendar years out of the Ordinary Course of Business and there are no increases in compensation or benefits that have been announced by the Sellers to the Employees.

          (iii) Except to the extent set forth in (S)4(t) of the Disclosure
     Schedule:

               (A) neither the Target nor IISC is a party to or bound by any Collective Agreement; no Union claims to represent the Employees, or claims to have been certified as bargaining agent for the Employees; none of the Employees is represented by any Union in their employment with the Target or IISC and the Active Sellers have no Knowledge of any current Union organizing activities among the Employees. TBOK, there are no outstanding applications for certification or any other proceedings in which a Union is claiming or seeking exclusive authority to bargain collectively for any of the Employees, nor have there been any such activities within the past 3 years;

               (B) there is no unfair labour practice charge or complaint against either the Target or IISC outstanding, pending or TBOK, threatened against or affecting the Target or IISC before the Ontario Labour Relations Board or any similar provincial or federal agency;

               (C) there is no Labour Disturbance outstanding, pending or TBOK, threatened against or affecting the Target or IISC and there has not been any Labour Disturbance during the past 3 years;

          (iv) There are no written personnel policies, rules or procedures applicable to the Employees, other than those listed in (S)4(t) of the Disclosure Schedule, true and correct copies of which have heretofore been delivered to Buyer.

          (v) Consummation alone of the transaction contemplated by this Agreement will not cause or result in the termination of employment of any Employee and will not entitle any such Employee to pay in lieu of notice of termination, termination pay, severance pay, retiring allowance, retirement benefit or any other payment under any written or oral agreement with the Target or IISC and will not cause or result in any obligation on the part of the Target or IISC to make any payment or provide any compensation in any amount greater than $10,000, to any of their respective Employees.

          (vi) All obligations of the Target or IISC which are due and payable to Employees prior to the Closing, whether arising by operation of law, contract, past custom or otherwise, for wages, salaries, remuneration, compensation bonuses, commissions, vacation and holiday pay, sick pay or leave, termination or severance pay or pay in lieu of notice of termination, and any other form of compensation payable to any Employees in respect of the services rendered by any of them, have been paid or accrued in accordance with the historical practice of the Target and IISC.

          (vii) All vacation pay, bonuses, commissions and other Employee benefit payments payable to Employees of the Target and IISC up to the Effective Date will be reflected and accrued in the Effective Date Balance Sheet in accordance with the historical practice of the Target and IISC.

          (viii) Neither the Target nor IISC has any liability of any kind to any Employee, except for compensation or remuneration and benefits payable to such Employee or to which such Employee may be entitled, in the Ordinary Course of Business. There are no outstanding loans or advances made or granted by the Target or IISC to any Employee, except for normal travel advances or in the Ordinary Course of Business, all of which, in excess of $5,000 in the aggregate to any individual are listed in (S)4(t) of the Disclosure Schedule.

          (ix) The Target and IISC have withheld all amounts required by law to be withheld from payments made by them with respect to all of their respective Employees, including without limitation, those with respect to income tax withholdings, Canada Pension Plan contributions and Unemployment or Employment Insurance premiums and remittances, and has remitted such amounts to the appropriate authorities within the times required by law.

          (x) Except as listed in (S)4(t) of the Disclosure Schedule, no Employee is on long-term disability leave, short-term disability leave, pregnancy or parental leave, or extended absence, or is receiving or to the TBOK, has made application for, workers' compensation or workplace safety and insurance benefits.

          (xi) All current employer contributions, assessments and filings, including but not limited to, experience rating surcharges and "Workwell" surcharges, payroll premiums, non-compliance charges, contributions, or any other amounts required under any applicable workers compensation or workplace safety and insurance Laws have been paid or filed by the Target or IISC and any deficiencies in payments have been properly accrued and are recorded on their respective books. Neither the Target nor IISC has been subject to any special or penalty assessment or surcharge, including but not limited to, experience rating surcharges and "Workwell" surcharges under such Laws, and TBOK there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such Laws or any applicable experience rating plan or program. There are no existing or potential claims of which Target or IISC has knowledge or notice for compensation or pensions or benefits under such Laws.

          (xii) TBOK, the Target and IISC are in material compliance with all Employment Laws.

          (xiii) No complaint or charge with respect to or relating to the Target or IISC is outstanding, pending, or TBOK, threatened against or affecting the Target or IISC before any applicable human rights commission or board of inquiry or any other agency responsible for the prevention of discriminatory or unlawful employment practices where the adverse determination of such complaint or charge could have a Material Adverse Effect.

          (xiv) There are no complaints, claims, proceedings, questions, issues or matters outstanding, pending, or TBOK, threatened against or affecting in any forum by or on behalf of any Employee of the Target or IISC or any applicant for employment or classes of the foregoing, alleging breach of any actual, express or implied contract of employment, wrongful dismissal or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, or concerning any Employee or Labour Relations Matters where the adverse determination of any of the foregoing could have a Material Adverse Effect.

     (u) Employee Benefits.

          (i) (S)4(u)(i) of the Disclosure Schedule lists each Employee Benefit Plan that IISC maintains or to which IISC contributes.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws;

               (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code (S)4980B have been met with respect to each such Employee Benefit Plan, which is an Employee Welfare Benefit Plan.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target and IISC. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code
          (S)401(a) and has received, within the last five years, a favorable determination letter from the Internal Revenue Service.

               (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to any Employee Pension Benefit Plan terminating on the date for determination.

               (F) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that IISC maintains or to which any it contributes, ever has contributed, or ever has been required to contribute:

               (A) no such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Active Sellers threatened;

               (B) there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability of a material nature for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Active Sellers, threatened. None of the Active Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation;

               (C) IISC has not incurred, and the Active Sellers have no reason to expect that IISC will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (iii) IISC does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (iv) IISC does not maintain nor ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code (S)4980B).

          (v) (S)4(u)(v) of the Disclosure Schedule lists each Canadian Plan, that the Target maintains or to which the Target contributes.

               (A) There exists no undertaking or commitment, whether legally binding or not, to create any additional Canadian Plan or to change any existing Canadian Plan that would affect any current or former Employee of the Target or their dependents or beneficiaries.

               (B) Each of the Canadian Plans has been operated and administered in all material respects in accordance with its terms and with the requirements of all applicable Laws.

               (C) All premiums or other amounts required to be paid or provided by the Target or by any other person to or under the Canadian Plans have been duly made in accordance with the terms of each of the Canadian Plans and applicable Laws, and all such amounts properly due and payable before the Closing Date will be paid by the Target on or prior to the Closing Date.

               (D) The Sellers have delivered to Buyer true and complete copies of each of the following documents:

                    (i) each of the written Canadian Plans, as amended to the
               date hereof, and a description of each unwritten Canadian Plan;
               and

                    (ii) the most recent description of each of the Canadian
               Plans that has been provided to Employees and any and all such other descriptive materials, including Employee booklets.

               (E) Except as disclosed in (S)4(u)(v) of the Disclosure Schedule, there are no outstanding complaints, actions, suits, investigations, proceedings, grievances, arbitrations, or claims pending or threatened in writing or, TBOK, threatened verbally by any current or former Employee or by any other person or by any government body or regulatory authority relating to any of the Canadian Plans. TBOK, neither the Target nor any administrator of any of the Canadian Plans, nor any agent or employee of either of them, has taken any action or failed to take any action which would subject the Target to any liability having a Material Adverse Effect for breach of any statutory or fiduciary duty with respect to or in connection with any Canadian Plan. TBOK, all obligations regarding the Canadian Plans have been satisfied in all material respects, and there are no outstanding material defaults or violations by the Target or by any other person relating to any of the Canadian Plan.

               (F) No act or event has occurred pursuant to which any Canadian Plan has been or could be declared to be wound up by any Canadian federal or provincial government body or regulatory authority.

               (G) No notification is required to be given to any government body or regulatory authority having jurisdiction over any of the Canadian Plans with respect to the consummation of the transactions contemplated by this Agreement in relation to such Canadian Plans.

               (H) Except as disclosed on (S)4(u)(v) of the Disclosure Schedule, none of the Canadian Plans provides benefits to Employees beyond their retirement or other termination of service, or to former Employees or to the beneficiaries or dependents of such former Employees.

               (I) None of the Canadian Plans is a pension plan or other tax deferred or tax exempt plan or fund or otherwise requires registration under applicable law.

     (v) Guarantees. Other than cross guarantees of the obligations of each other, neither the Target nor IISC is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     (w) Environment, Health, Safety. TBOK, each of the Target and IISC and all of their respective officers and directors has at all times complied in all material respects and will continue to be in compliance in all material respects with all Environmental, Health, and Safety

Laws and all Occupational Health and Safety Laws, and TBOK no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (x) Customers. No customer of the Target or IISC that represented 5% or more of the revenues of either the Target or IISC in the Most Recent Fiscal Year End has notified the Target or IISC that it will stop, or decrease the rate of, buying products or services from the Target or IISC. TBOK, no such customer intends to stop, or materially decrease the rate of, buying products or services from the Target or IISC.

     (y) Certain Business Relationships with the Target and IISC. None of the Sellers and their Affiliates has been involved in any business arrangement or relationship with either the Target or IISC within the past 12 months, and none of the Sellers and their Affiliates owns any asset of a material nature, tangible or intangible, which is used in the business of any either the Target or IISC.

     (z) Competition Act (Canada). Neither the aggregate value of the assets of the Target and IISC nor the gross revenues from sales in, from or into Canada of the Target, Magnetiscope and IISC generated from their assets, each determined in accordance with the provisions of the Notifiable Transactions Regulation made pursuant to the Competition Act (Canada), exceed CDN $35,000,000.

     (aa) Acquired Person. The Acquired Person herein, as such term is defined in the Hart-Scott-Rodino Act, has Total Assets of less than $100,000,000 and Net Sales of less than $100,000,000 as such terms are applied in the regulations promulgated under the Hart-Scott-Rodino Act.

     (bb) Magnetiscope. Attached hereto as Exhibit F are the May 31, 1999 financial statements of Magnetiscope consisting of a balance sheet, statement of income, statement of retained earnings and the Notice to Reader thereon (the "Magnetiscope Financial Statements"). The Magnetiscope Financial Statements present fairly the financial position of Magnetiscope as at May 31, 1999 and for the period then ended. Magnetiscope has no assets or Liabilities other than as disclosed in the Magnetiscope Financial Statements and since May 31, 1999, Magnetiscope has not entered into any contract or conducted any business activity of any kind whatsoever except as set forth in (S)4(bb) of the Disclosure Schedule. At the time of Closing, the only asset of Magnetiscope will be its shares in the Target and it will have no Liabilities of any kind.

     (cc) Disclosure. The representations and warranties contained in this (S)4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this (S)4 not materially misleading.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

     (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in (S)7 below).

     (b) Notices and Consents. The Sellers will cause each of the Target and IISC to give any notices to third parties, and will cause each of the Target and IISC to use its best efforts to obtain any third party consents of a material nature, that the Buyer reasonably may request in connection with the matters referred to in (S)4(c) above. Each of the Parties will (and the Sellers will cause each of the Target and IISC to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in (S)3(a)(ii), (S)3(b)(ii), and (S)4(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and the Sellers will cause each of the Target and IISC to file) any Notification and Report Forms and related material that he or it may be required to file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its reasonable best efforts to obtain (and the Sellers will cause each of the Target and IISC to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Sellers will cause each of the Target and IISC to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

     (c) Operation of Business.

          (i) The Parties acknowledge that as of the Effective Date, Sonic Foundry has acquired effective control of the Target and that such effective control will continue from the date hereof through the Closing Date subject to the terms and provisions hereof. The Parties further acknowledge that as of the Effective Date, Sonic Foundry has conducted a number of strategic meetings and has, subject to the consent of the Sellers, made certain strategic decisions with respect to the Target, and that Sonic Foundry will continue to do so from the date hereof through the Closing Date, subject to the consent of the Sellers. The Parties acknowledge that the foregoing shall not be deemed to affect the representations, warranties or covenants of Sellers set forth herein, whether prior or subsequent to the Effective Date, nor the rights or remedies of Buyer set forth herein or otherwise provided at law or in equity.

          (ii) The Sellers will not cause or permit either the Target or IISC to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit either the Target or IISC to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in (S)4(h) above; or (iii) agree to any material changes in the terms and conditions of employment of any Employees including, without limitation, any material increase in the compensation or benefits payable or to become payable by the Target or IISC to any of their respective Employees other than changes or increases in the Ordinary Course of Business.

     (d) Preservation of Business. The Sellers will cause each of the Target and IISC to use its best commercial efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and Employees.

     (e) Full Access. Each of the Sellers will permit, and the Sellers will cause each of the Target and IISC to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and IISC, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target and IISC. The Buyer will treat and hold as such any Confidential Information it receives from any of the Sellers, the Target, and IISC in the course of the reviews contemplated by this
(S)5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers, the Target, and IISC all tangible embodiments (and all copies) of the Confidential Information which are in its possession and will comply in all respects with the terms and provisions of the Confidentiality Agreement between the Target and Sonic Foundry dated April 26, 2000 which will be deemed to be terminated upon Closing.

     (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any development causing a breach of any of the representations and warranties in (S)4 above which has a Material Adverse Effect. Each Party will give prompt written notice to the others of any development causing a breach of any of his or its own representations and warranties in (S)3 above which has a Material Adverse Effect.

     (g) Exclusivity. Until the Closing Date, none of the Sellers will (and the Sellers will not cause or permit either Target or IISC to) directly or indirectly, initiate or solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Buyer or any Affiliate of Buyer) with respect to, an Acquisition Proposal.
None of the Sellers will vote their Target Shares in favour of any such Acquisition Proposal structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any Acquisition Proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (h) Ontario, Nova Scotia and British Columbia Securities Act Exemption Orders. The Parties shall provide all such information and shall execute all such documentation as may be required by the Securities Commissions of the Provinces of Ontario, British Columbia and Nova Scotia for the purposes of obtaining a ruling for exemptive relief from applicable securities regulatory provisions in relation to: (i) the trades by Sonic Foundry, the Buyer or an Affiliate of Sonic Foundry, of SOFO Common Shares with the holders of Buyer Non-Voting Exchangeable Shares pursuant to the Share Exchange Agreement; and (ii) the trades by the holders of Buyer Non-Voting Exchangeable Shares to Sonic Foundry or an Affiliate of Sonic Foundry pursuant to the Share Exchange Agreement; and (iii) the first trades of SOFO Common Shares acquired by the holders pursuant to the Share Exchange Agreement.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S)8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and IISC provided that the Sellers shall have reasonable access thereto for all appropriate purposes including the response to any claim for indemnification under (S) 8 below.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either the Target or IISC , each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (S)8 below).

     (c) Transition. For a period of three (3) years from the Closing Date: (i) neither Charles Ferkranus nor Michael Ferkranus will knowingly take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of either the Target or IISC from maintaining the same business relationships with the Target and IISC after the Closing as it maintained with the Target and IISC prior to the Closing; and (ii) each of Charles Ferkranus and Michael Ferkranus will refer all customer inquiries directly received by it relating to the businesses of the Target and IISC to the Buyer or Sonic Foundry.

     (d) Confidentiality. For a period of three (3) years from the Closing Date, each of the Sellers other than Dan McLellan and Curtis Staples will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers other than Dan McLellan and Curtis Staples is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this (S)6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any such Seller is, on the advice of counsel, compelled to disclosed any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e) Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, neither Charles Ferkranus nor Michael Ferkranus will engage directly or indirectly in any business that either the Target or IISC conducts as of the Closing Date in any geographic area in which either the Target or IISC conducts that business as of the Closing Date, other than on behalf of the Buyer or IISC; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this (S)6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (f) Buyer Notes. Each Buyer Note will be imprinted with a legend substantially in the following form:

          The payment of principal and interest on this Note is subject to certain recoupment provisions set forth in that certain Share Purchase Agreement dated as of June 1, 2000 (the "Purchase Agreement") among the issuer of this Note, the person to whom this Note originally was issued, and certain other persons. This note was issued in Canada in reliance upon exemption from the prospectus and registration requirements of applicable securities laws and therefore is subject to restrictions on transfer and resale.

Each holder desiring to transfer a Buyer Note first must furnish the Buyer with
(i) a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Buyer Note without registration under applicable Canadian securities legislation and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Buyer in form and substance agreeing to be bound by the recoupment provisions and the restrictions on transfer contained herein.

     (g) SOFO Common Shares. Each certificate representing share(s) of the SOFO Common Shares issued to the Sellers or B. Andrus Wilson pursuant to this Agreement will be imprinted with a legend substantially in the following form:

          This Security has not been registered under the Securities Act of 1933 or any state securities laws and may not be transferred or otherwise disposed of unless it has been registered under such act and all such applicable laws or an exemption from registration is available. The shares represented by this certificate were issued in Canada in reliance upon exemptions from the prospectus and registration requirements of applicable securities laws and therefore are subject to restrictions on transfer and resale.

Each holder desiring to transfer any SOFO Common Shares must furnish the Buyer with a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the SOFO Common Shares as desired without registration under the Securities Act, or any applicable Canadian securities legislation, or that the holder may transfer the SOFO Common Shares for the reason that the SOFO Common Shares have been registered under the Securities Act.

     (h) Buyer Non-Voting Exchangeable Shares. Each certificate representing Buyer Non-Voting Exchangeable Shares issued to the Active Sellers pursuant to this Agreement, will be imprinted with a legend substantially in the following form:

          This Security may not be transferred or otherwise disposed of except in accordance with the terms and provisions of the Share Exchange Agreement between the holder, the Buyer and Sonic Foundry dated the ! day of !, 2000. The shares represented by this certificate were issued in Canada in reliance upon exemptions from the prospectus and registration requirements of applicable securities laws and therefore are subject to restrictions on transfer and resale.

Each holder desiring to transfer any Buyer Non-Voting Exchangeable Shares must furnish the Buyer with a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Buyer Non-Voting Exchangeable Shares as desired without registration under the Securities Act, or any applicable Canadian securities legislation.

     (i) Sale of SOFO Common Shares by Restricted Holders. Each of RoyNat Inc., Bank of Montreal Capital Corp. and the Active Sellers (the "Restricted Holders") agrees that the SOFO Common Shares acquired by them at Closing or pursuant to the exercise of the Retraction Right or the Retraction/Redemption Call Right (as such terms are defined in the Share Exchange Agreement) under the Share Exchange Agreement (the "Acquired Shares") shall not be transferred or disposed of by the Restricted Holders until 12 months following the Closing. Thereafter in each succeeding 3 month period, each Restricted Holder may transfer or dispose of up to 20% of the Acquired Shares so that the restriction on the transfer or disposal of the Acquired Shares shall apply only to 80% of the Acquired Shares after 12 months from Closing, only to 60% of the Acquired Shares after 15 months from Closing, only to 40% of the Acquired Shares after 18 months from Closing, only to 20% of the Acquired Shares after 21 months from Closing and to none of the Acquired Shares after 24 months from Closing. The foregoing 24 month period is referred to as the "Restricted Period".

Notwithstanding the foregoing, (i) in the event that, pursuant to the provisions of the Share Exchange Agreement and/or the rights, privileges, terms and conditions attaching to the Buyer Non-Voting Exchangeable Shares (the "Share Conditions"), the Active Sellers are required, other than pursuant to the exercise of the Retraction Right (as defined in the Share Exchange Agreement), to accept SOFO Common Shares in exchange for Buyer Non-Voting Exchangeable Shares prior to the end of the Restricted Period, or (ii) there is a Change of Control of Sonic Foundry, all of the SOFO Common Shares held by the Restricted Holders may immediately be transferred or disposed of by the Restricted Holders free of any of the foregoing restrictions, but subject to the provisions of the Stock Registration Rights Agreement.

     (j) Registration of Sonic Foundry Shares. Sonic Foundry will effect registration under the Securities Act of the SOFO Common Shares to be issued to the Non-Active Sellers and B. Andrus Wilson as well as the underlying SOFO Common Shares to be issued to the Active Sellers pursuant to the Share Exchange Agreement in accordance with the terms and provisions of the Stock Registration Rights Agreement. An S-3 registration statement in this regard shall be filed by Sonic Foundry with the United States Securities and Exchange Commission within 60 days after the Closing Date and Sonic Foundry will use its best efforts to have the registration statement declared effective within 150 days after the Closing Date. Such registration statement shall be continuously maintained in effect for a period of not less than 2 years from the Closing Date.

     (k) Proposed Income Tax Act (Canada) Amendments Regarding Foreign Investment Entities. The Buyer and Sonic Foundry acknowledge that the Government of Canada has released draft amendments to the Income Tax Act (Canada) as of June 22, 2000 (the "Draft Legislation") affecting the tax treatment of participating interests of Canadian taxpayers in "foreign investment entities". The Buyer and Sonic Foundry further acknowledge that the holding of the SOFO Common Shares and the Buyer Non-Voting Exchangeable Shares by the Sellers will constitute a "participating interest" in Sonic Foundry and that if Sonic Foundry is determined to be a "foreign investment entity" at September 30, 2001 it will have negative tax consequences for the Active Sellers. Accordingly, if the Active Sellers provide a legal opinion acceptable to the Buyer and to Sonic Foundry, acting reasonably, that based on the provisions of the Draft Legislation or any amendments thereto or enactments thereof as at September 30, 2001, taking into account any publicly available commentary thereon by either the Department of Finance or Canada Customs and Revenue Agency and a review of the most recent balance sheet of Sonic Foundry available at September 30, 2001, Sonic Foundry is a "foreign investment entity" and such designation if maintained would result in material negative tax consequences to the Active Sellers, then the Buyer and Sonic Foundry will agree to waive the requirement that the Sellers hold their Buyer Non-Voting Exchangeable Shares or SOFO Common Shares for the remainder of the Restricted Period and allow such shares to be sold by the Sellers prior to September 30, 2001. The foregoing agreement of the Buyer and Sonic Foundry is subject to the Sellers and Sonic Foundry reaching mutually agreeable and commercially reasonable terms upon which the Sellers' SOFO Common Shares are to be disposed of.

     7.   Conditions and Obligations to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in (S)3(a) and (S)4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (iii) the Target and IISC shall have procured all of the material third party consents specified in (S)5(b) above;

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, Magnetiscope and IISC, or (D) affect adversely the right of any of the Target, Magnetiscope or IISC to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) the Sellers shall have delivered to the Buyer a certificate to the effect that the representations, warranties and covenants specified in
     (S)7(a)(i) and (ii) have been satisfied in all material respects;

          (vi) the Parties, the Target, and IISC shall have received all other authorizations, consents, and approvals of governments and governmental agencies of a material nature referred to in (S)3(a)(ii), (S)3(b)(ii), and
     (S)4(c) above;

          (vii) the Active Sellers shall have entered into the Share Exchange Agreement in respect of the Buyer Non-Voting Exchangeable Shares issued to them, and the same shall be in full force and effect;

          (viii) the Sellers and B. Andrus Wilson shall have entered into the Stock Registration Rights Agreement in respect of the SOFO Common Shares issued or to be issued to them;

          (ix) the Buyer shall have received from counsel to the Sellers an opinion or opinions in form and substance acceptable to the Buyer acting reasonably, addressed to the Buyer, and dated as of the Closing Date;

          (x) the Buyer shall have received the resignations and releases, effective as of the Closing, of each director and officer of the Target, Magnetiscope and IISC other than those whom the Buyer shall have specified in writing at least five Business Days prior to the Closing;

          (xi) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, resolutions and other documents required to authorize and effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

          (xii) the Sellers shall have terminated all shareholder or other agreements between them relating to their ownership of Target Shares and the Sellers shall have released each other from all obligations in connection therewith;

          (xiii) the Sellers shall have provided the Buyer with a certified copy of a directors' or shareholders' resolution of each of the Target and Magnetiscope approving of the transactions contemplated in this Agreement;

          (xiv) the Ontario Securities Commission shall have issued a ruling pursuant to Section 74 (1) of the Securities Act (Ontario) that the following trades are exempt from sections 25 and 53 of the Securities Act (Ontario):

               (a) the trades by Sonic Foundry, the Buyer or an Affiliate of Sonic Foundry, of SOFO Common Shares with the holders of Buyer Non-Voting Exchangeable Shares pursuant to the Share Exchange Agreement; and

               (b) the trades by the holders of Buyer Non-Voting Exchangeable Shares to Sonic Foundry or an Affiliate of Sonic Foundry pursuant to the Share Exchange Agreement;

                    and that the first trade of SOFO Common Shares acquired by the Sellers pursuant to the Share Exchange Agreement are not subject to section 53 of the Securities Act (Ontario).

          (xv) the British Columbia Securities Commission and the Nova Scotia Securities Commission shall have issued a ruling substantially similar to the ruling set out in Section 7(a)(xiv) hereof.

          (xvi) the Sellers shall have released or undertaken in a form acceptable to the Buyer to release all security held by them from the Target, Magnetiscope and IISC with respect to the repayment of amounts included in the Included Indebtedness.

          (xvii) B. Andrus Wilson shall have provided the Buyer and Sonic Foundry with an acceptable form of declaration as to certain securities related issues relative to the issuance of SOFO Common Shares to him.

The Buyer may waive any condition specified in this (S)7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties of the Buyer and Sonic Foundry set forth in (S)3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) each of the Buyer and Sonic Foundry shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Buyer and Sonic Foundry shall have delivered to the Sellers a certificate to the effect that the representations, warranties and covenants specified above in (S)7(b)(i) and (ii) have been satisfied in all material respects;

          (v) the Ontario Securities Commission shall have issued the ruling set out in Section 7(a)(xiv) hereof;

          (vi) the British Columbia Securities Commission and the Nova Scotia Securities Commission shall have issued a ruling substantially similar to the ruling set out in Section 7(a)(xiv) hereof;

          (vii) the relevant parties shall have entered into the Stock Registration Rights Agreement, Share Exchange Agreement and Support Agreement and the same shall be in full force and effect;

          (viii) the Sellers shall have received from counsel to the Buyer an opinion in form and substance acceptable to the Sellers acting reasonably, addressed to the Sellers, and dated as of the Closing Date;

          (ix) the Sellers in each case to the extent applicable, shall have received releases from the Target, Magnetiscope and IISC, effective as of the Closing in respect of all actions or omissions taken by such parties by or on behalf of any of the Target, Magnetiscope or IISC in their respective capacities as officers, directors, employees or shareholders provided that such releases will not preclude the Buyer from making any claim against the Sellers pursuant to their representations, warranties, covenants and obligations under this Agreement;

          (x) Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, 1402083 Ontario Limited and MLMK Inc. shall have received either releases or indemnifications acceptable to each of them, with respect to of any personal guarantees and collateral security granted or pledged by either of them in support of the liabilities or obligations of either the Target or IISC including, without limitation, the following guarantees:

               (A)  City National Bank, Beverly Hills, California, U.S.A.;

               (B) Amex, Toronto, Canada, Account No. 3733-204859-23008, and Amex, Los Angeles, U.S.A., Account No. 3727-115097-32006;

               (C) Terminal Marketing, New City, New York, U.S.A., Lease Nos. 1922, 1966 and 2169.

          (xi) the Target shall have agreed to continue coverage for Charles Ferkranus and Michael Ferkranus and their respective families under the Canadian Plans for a period of six (6) months after the Closing Date provided that the cost to the Target thereof shall not exceed the sum of $287 per month for each of Charles Ferkranus and Michael Ferkranus and their respective families;

          (xii) Charles Ferkranus and Michael Ferkranus shall be entitled free of charge and at times convenient to the Target, to have Employees of the Target convert up to 75 hours of personal video materials onto VHS format provided that such work is completed during the six (6) months following the Closing Date;

          (xiii) Charles Ferkranus and Michael Ferkranus shall be entitled to retain the Emmy statuette which was awarded to AVS Technich and later acquired by the Target in recognition of certain technical contributions made by the Target to AVS Technich with respect to the enhancement of conversion technology of NTSC 30 FPS to PAL 25 FPS of film originated material;

          (xiv) Charles Ferkranus and Michael Ferkranus shall be entitled to retain certain computer and related equipment used by them in their home offices. The list of this equipment shall be agreed to by the Buyer prior to Closing;

          (xv) the Target, IISC and Magnetiscope shall release and assign to each of Charles Ferkranus and Michael Ferkranus whatever interest they may have in the following life insurance policies or their proceeds:

               (A) London Life Insurance Company policies no. 8079775-8 and 8314949-8 on the life of Charles Ferkranus;

               (B) London Life Insurance Company policies no. 8079721-7 and 8314827-5 on the life of Michael Ferkranus;

          (xvi) the Target and IISC shall have repaid all amounts included in the Included Indebtedness save and except for the amounts due and owing to the Bank of Montreal, the repayment of which shall be guaranteed by Sonic Foundry;

          (xvii) Sonic Foundry shall have agreed to cosign the premises lease for the IISC premises at 1703 Stewart Street, Santa Monica, California, U.S.A. 90404; and

          (xviii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this (S)7(b) if they execute a writing so stating at or prior to the Closing.

     8.   Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties. Subject to the provisions of (S)8(b):

          (i) all of the representations and warranties of the Sellers contained in (S)4(a)-(j) and (S)4(l)-(cc) above shall survive the Closing hereunder and continue in full force and effect for a period of 18 months thereafter; and

          (ii) all of the other representations and warranties of the Parties contained in this Agreement (including, notwithstanding any provision herein to the contrary, the representations and warranties of the Sellers contained in (S)4(k) and (S)4(bb) above) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

     (b) Limitations on Warranty Claims

          (i) The Buyer shall not be entitled to make a claim for indemnification on account of the inaccuracy, non-performance, non-fulfilment or breach of any of the representations and warranties of the Sellers contained in (S)3 or (S)4 (a "Warranty Claim") if the Buyer had actual knowledge prior to the Closing of the inaccuracy, non-performance, non-fulfilment or breach which is the basis for such Warranty Claim and completed the purchase and sale transaction notwithstanding such inaccuracy, non-performance, non-fulfilment or breach. For purposes of this provision, the Buyer shall be deemed to have actual knowledge of the inaccuracy, non-performance, non-fulfilment or breach of any such representations and warranties, if: (i) such inaccuracy, non-performance, non-fulfilment or breach is disclosed in this Agreement or in any document listed in the Disclosure Schedule; or (ii) there is clear independent evidence that the Buyer had such actual knowledge prior to Closing.

          (ii) The amount of any damages which may be claimed by the Buyer pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Buyer after giving effect to:

               (A) any insurance proceeds available to the Target or IISC in relation to the matter which is the subject of the Warranty Claim; and

               (B) the value of any related, determinable tax benefits realized within a two year period following the date of incurring such cost or loss, by the Target, IISC or the Buyer in relation to the matter which is the subject of the Warranty Claim.

          (iii) The Buyer shall not be entitled to make any Warranty Claim until the aggregate amount of all damages, losses, liabilities and expenses incurred by the Buyer as a result of all misrepresentations and breaches of warranties contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, after taking into account paragraph (ii) of this section, is equal to $200,000. After the aggregate amount of such damages, losses, liabilities and expenses incurred by the Buyer exceeds $200,000, the Buyer shall be entitled to make Warranty Claims, after taking into account the provisions of paragraph (ii) of this section, for the full aggregate amount of such damages, losses, liabilities and expenses.

     (iv) Notwithstanding any other provisions of this Agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the maximum liability of the Sellers in respect of Warranty Claims by the Buyer will be limited to the sum of $18,000,000.

     (c) Indemnification Provisions for Benefit of the Buyer.

          (i) In the event any one or more of the Sellers breaches any of their representations, warranties, and covenants contained herein (other than the covenants in (S)2(a) above and the representations and warranties in
     (S)3(a) above), and, if there is an applicable survival period pursuant to
     (S)8(a) above, provided that the Buyer makes a Warranty Claim against such Sellers pursuant to (S)12(h) below within such survival period, then subject to the limitations on such Warranty Claims set out in (S)8(b), the Sellers who are liable for such breach agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the Warranty Claim (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. The liability of the Active Sellers who are liable for any breach under this provision shall be joint and several up to $500,000 and thereafter shall be several and limited to the proportions set out below, except where there is clear independent evidence that one or more of the Active Sellers had actual knowledge of the breach in which case such Active Seller shall be liable (to the maximum provided for in (S)8(b) above) for the entirety of the Adverse Consequences of such breach. The liability of the Non-Active Sellers who are liable for any breach under this provision shall be several and limited to the proportions set out below in all circumstances.

          Active Seller's Proportionate Liability Over $500,000 and Proportionate Liability of Non-Active Sellers in all circumstances (the "Proportionate Share")

          Charles Ferkranus and 1096159 Ontario Limited
          (jointly and severally)                         35.0625%
          Michael Ferkranus and 1402083 Ontario Limited
          (jointly and severally)                         35.0625%
          RoyNat Inc.                                           7%
          Bank of Montreal Capital Corporation                  7%
          DGC Entertainment Ventures Corp.                    3.5%
          Dan McLellan                                       8.25%
          Curtis Staples                                    4.125%

          Notwithstanding the several and proportionate liability of Active Sellers set forth above, in circumstances where only the Active Sellers are liable for a breach, the proportionate joint and several liability of Charles Ferkranus and 1096159 Ontario Limited collectively, as well as Michael Ferkranus and 1402083 Ontario Limited collectively shall be 42.5% each, the proportionate liability of Dan McLellan shall be 10% and the proportionate liability of Curtis Staples shall be 5%.

          (ii) In the event any of the Sellers breaches any of his or its covenants in (S)2(a) above or any of his or its representations and warranties in (S)3(a) above, and, if there is an applicable survival period pursuant to (S)8(a) above, provided that the Buyer makes a Warranty Claim against any Seller pursuant to (S)12(h) below within such survival period, then subject to limitation on such Warranty Claims set out in (S)8(b) the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the Warranty Claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

          (iii) Each of Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited and 1402083 Ontario Limited agrees to be jointly and severally liable for and to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by a breach of the representations and warranties contained in Section 4(bb).

          (iv) The Sellers to the extent of their Proportionate Share agree to be liable for and to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target and IISC for any Taxes of the Target and IISC with respect to any Tax year or portion thereof ending on or before the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. The obligations of the Non-Active Sellers under this indemnity shall be subject to their Knowledge with the result that if the Sellers are required to indemnify the Buyer under this provision in respect of a Tax Liability of which the Non-Active Sellers did not have Knowledge, the Active Sellers will indemnity the Buyer proportionately in the proportions set forth in the last paragraph of
     (S)8(c)(i).

     The obligations of indemnification contained in subparagraphs (i) and (ii) shall be subject to the limitations and qualifications of (S)8(a) and
     (S)8(b) however, the obligations of indemnification in subparagraphs (iii) and (iv) shall not.

     (d) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer or Sonic Foundry breaches any of its representations, warranties, and covenants contained herein, then the Buyer and Sonic Foundry jointly and severally agree to indemnify any of the Sellers from and against the entirety of any Adverse Consequences any Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

     (e) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this (S)8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S)8(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in (S)8(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (S)8.

     (f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for liabilities accrued on the Effective Date Balance Sheet (so as to reduce the Purchase Price) in determining Adverse Consequences for purposes of this (S)8. All indemnification payments under this (S)8 shall be deemed adjustments to the Purchase Price payable to the Indemnifying Party.

     (g) Recoupment Under Buyer Notes. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this (S)8) by notifying any Seller that the Buyer is reducing the principal amount outstanding under his or its Buyer Note, provided that the option of recoupment shall not be availed by the Buyer without final judicial determination of the Adverse Consequences by a court of competent jurisdiction and pending such determination, an amount equal to the reduction claimed by the Buyer, shall be held by the Seller's counsel in escrow on terms acceptable to the Parties. This shall affect the timing and amount of payments required under the Buyer Note in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder.

     (h) Other Indemnification Provisions. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against either the Target or IISC by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

     (a) Income Tax Elections. The Sellers and Buyer covenant and agree that, with respect to the issuance to the Active Sellers of the Buyers Non-Voting Exchangeable Shares as partial consideration for the Target Interests, they will execute and file all appropriate elections pursuant to the provisions of subsection 85(1) of the Income Tax Act (Canada) (and in each case, where applicable, the analogous provision of provincial income tax law) in the prescribed form within the time provided therefor in the Income Tax Act (Canada) electing an amount (the "Elected Amount") selected by the Active Seller (provided that such Elected Amount is within the limits provided for under subsection 85(1) of the Income Tax Act (Canada)).

     (b) Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target, Magnetiscope and IISC for all periods beginning before the Closing Date and ending either before or after the Closing Date and which are due to be filed after the Closing Date. Buyer shall permit the Sellers to review and approve each such Tax Return described in the preceding sentence, prior to filing.

     (c) Cooperation on Tax Matters.

          (i) Buyer, the Target, Magnetiscope, IISC and Sellers shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target, Magnetiscope, IISC, Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Target, Magnetiscope and IISC relating to any taxable period beginning before the Closing Date until the expiration of the reassessment period or the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and to abide by all record retention requirements of any Tax legislation, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target, Magnetiscope, IISC, Buyer or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by or properly payable by any Party in connection with this Agreement shall be paid by such Party when due, and each of the Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

     10.  Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2000, by reason of the failure of any condition precedent under (S)7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2000, by reason of the failure of any condition precedent under (S)7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to (S)10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party except that if Buyer or Sonic Foundry refuses to complete the purchase transaction, Buyer and Sonic Foundry shall pay Sellers $1,000,000 as liquidated damages, and if the Sellers refuse to complete the purchase transaction the Target shall pay Buyer $3,000,000 in liquidated damages. In addition, if (i) one or more Sellers are in breach of Section 5(g), (ii) Buyer terminates this Agreement pursuant to
Section 10(a) above as a result of such breach, and (iii) any acquisition of the type set forth in Section 5(g) is consummated with any person or entity within 6 months of the termination, Sellers shall direct such person or entity to pay over all consideration for such acquisition in excess of $24,000,000 to Buyer ("Excess

Consideration"), and if such amount is not immediately paid, shall be jointly and severally liable therefore, provided that Sellers may credit against such Excess Consideration up to $2,000,000 paid pursuant to the preceding sentence.

     11. Guarantee of Sonic Foundry. Sonic Foundry hereby unconditionally guarantees that the Buyer will observe and perform both before and after Closing all of the covenants and obligations on its part to be observed and performed either under this Agreement or pursuant to any of the Buyer's deliveries at Closing, including, without limitation, the Buyer Notes, the Share Exchange Agreement, any indemnities provided to the Sellers at Closing and the post-closing covenants contained in or arising out of Section 7(b).

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

     12.  Miscellaneous.

     (a) Nature of Certain Obligations.

          (i) The covenants of each of the Sellers in (S)2(a) above concerning the sale of his or its Target Shares to the Buyer and the representations and warranties of each of the Sellers in (S)3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in (S)8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

          (ii) Subject to the limitations set out in (S)8, the remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will, subject to the limitations set out in (S)8, be responsible to the extent provided in (S)8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers.

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Sellers:                    Copy to:
          ------------------                    --------

          Charles Ferkranus and                 J. A. Nixon
          1096159 Ontario Limited               Loopstra Nixon LLP
          10 Cygnus Drive                       135 Queens Plate Drive
          Richmond Hill, Ontario, Canada        Suite 600
          L4C 8P2                               Etobicoke, Ontario, Canada
                                                M9W 6V7

          Michael Ferkranus and                 J. A. Nixon
          1402083 Ontario Limited               Loopstra Nixon LLP
          19 Cygnus Drive                       135 Queens Plate Drive
          Richmond Hill, Ontario, Canada        Suite 600
          L4C 8P4                               Etobicoke, Ontario, Canada
                                                M9W 6V7

          Dan McLellan                          J. A. Nixon
          53 Marsh Harbour                      Loopstra Nixon LLP
          Aurora, Ontario, Canada               135 Queens Plate Drive
          L4G 5Y7                               Suite 600
                                                Etobicoke, Ontario, Canada
                                                M9W 6V7

          Curtis Staples                        J. A. Nixon
          315 - 3495 Cambie Street              Loopstra Nixon LLP
          Vancouver, British Columbia, Canada   135 Queens Plate Drive
          V5Z 4R3                               Suite 600
                                                Etobicoke, Ontario, Canada
                                                M9W 6V7

          RoyNat Inc.                           Gary Shiff
          Scotia Plaza, 26th Floor              Blake, Cassels & Graydon LLP
          40 King Street West                   P.O. Box 25, Commerce Court West
          Toronto, Ontario, Canada              Toronto, Ontario, Canada
          M5H 1H1                               M5L 1A9

          Bank of Montreal Capital Corporation  Gary Shiff
          302 Bay Street                        Blake, Cassels & Graydon LLP

          7th Floor                            P.O. Box 25
          Toronto, Ontario, Canada             Commerce Court West
          M5X 1A1                              Toronto, Ontario, Canada
                                               M5L 1A9

          DGC Entertainment Ventures Corp.     Gary Shiff
          c/o Jones Gable & Co.                Blake, Cassels & Graydon LLP
          110 Yonge Street                     P.O. Box 25
          Suite 600                            Commerce Court West
          Toronto, Ontario, Canada             Toronto, Ontario, Canada
          M5C 1T6                              M5L 1A9


          If to the Buyer or Sonic Foundry:    Copy to:
          ---------------------------------    --------

          Sonic Foundry, Inc.                  Frederick H. Kopko, Jr.
          754 Williamson Street                McBreen & Kopko
          Madison, WI 53703                    20 North Wacker Drive, Suite 2520
          U.S.A                                Chicago, IL 60606, U.S.A.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario. The parties agree that the courts of the Province of Ontario will have exclusive jurisdiction to determine all disputes and claims arising under or pursuant to this Agreement.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of the Parties, the Target, and IISC will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden or proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated by reference and made a part hereof. The words "herein", "hereunder", and other words of similar import refer to this Agreement as a whole and not to any particular subdivision. References to Exhibits, Annexes and Schedules are references to the Exhibits, Annexes and Schedules attached to and forming part of this Agreement, unless the context otherwise requires.

     (o) Gender and Number. Words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders, and words importing any particular type of person, including individuals, shall include all persons.

     (p) Calculation of Time. Unless otherwise specifically provided herein, in calculating the period of time from a reference day within, prior to or following which any act is to be done or step is to be taken pursuant to this Agreement, the period of time shall not include such reference day.

     (q) Performance on non-Business Days. If anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next day that is a Business Day.

     (r) Time of Essence. Unless otherwise specifically provided herein, time shall be of the essence of this Agreement and each and all of its provisions.

     IN WITNESS WHEREOF, the Parties hereto except for the Buyer have executed this Agreement as of the date first above written and the Buyer has executed this Agreement as of the _____ day of July, 2000, and all representations, warranties and covenants of the Buyer shall only have effect as of such date.

                                    SONIC FOUNDRY, INC.

                                    By:__________________________
                                    Title:


                                    _____________________________
                                    Charles Ferkranus

                                    _____________________________
                                    Michael Ferkranus

                                    1096159 ONTARIO LIMITED

                                    By:___________________________
                                    Title: President

                                    1402083 ONTARIO LIMITED

                                    By:___________________________
                                    Title: President


                                    _____________________________
                                    Dan McLellan

                                    _____________________________
                                    Curtis Staples

                                    BANK OF MONTREAL CAPITAL
                                    CORPORATION

                                    By:___________________________
                                    Title:

                                    ROYNAT INC.

                                    By:__________________________
                                    Title:

                                    DGC ENTERTAINMENT VENTURES
                                    CORP.

                                    By:___________________________
                                    Title: